Exhibit 10.21

SW 112th Ave. OR 97062
Zincfive, Inc. 20170 SW 112th Ave. Tualatin, OR 97062

EXECUTIVE Employment Agreement

This Executive Employment Agreement (the “Agreement”) is by and between Marty Heimbigner (“Executive”) and ZincFive, Inc. (the “Company”).

Whereas, the Company desires to employ Executive as its Chief Financial Officer and to provide Executive with certain compensation and benefits in return for Executive’s services, and Executive agrees to be employed by the Company in such capacity and to receive the compensation and benefits on the terms and conditions set forth herein; and

Whereas, the Company and Executive desire to enter into this Agreement to become effective on January 26, 2026, subject to Executive’s signature below (the “Effective Date”) in order to memorialize the terms and conditions of Executive’s employment by the Company upon and following the Effective Date.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.Employment by the Company.

1.1Position; Start Date. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such employment on the terms and conditions set forth in this Agreement. Executive shall commence employment effective January 26, 2026, or such other date as mutually agreed upon by the parties (the “Start Date”). In the event that Executive’s employment terminates for any reason, Executive hereby agrees that any positions he holds within the Company shall be simultaneously terminated.

1.2Duties. As Chief Financial Officer, Executive will report to the Company’s Chief Executive Officer (the “CEO”) performing such duties as are normally associated with the position and such duties as are assigned from time to time, subject to the oversight and direction of the CEO. During the term of Executive’s employment with the Company, Executive will work on a full-time basis for the Company and will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement primarily out of the Company’s Tualatin, Oregon office and his home office in Kennewick, Washington. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.3Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.4Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws,

all as amended, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees.

2.Compensation.

2.1Salary. Executive shall receive for Executive’s services to be rendered under this Agreement an initial annual base salary of $400,000.00, subject to review and increases by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2Annual Bonus. Executive shall be eligible to earn an annual performance bonus in a target amount of $148,000.00 (the “Annual Bonus”). The Annual Bonus will be based upon the assessment by the Company of Executive’s performance and the Company’s attainment of targeted goals (as set by the Company, approved and confirmed by the Company’s Board of Directors (the “Board”) in its reasonable and good faith discretion) over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. No amount of any bonus is guaranteed at any time, Executive must be an employee in good standing through the date the Annual Bonus is paid to be eligible to receive an Annual Bonus. Any Annual Bonus, if earned, will be paid at the same time Annual Bonuses are paid to similarly situated employees of the Company. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

2.3Equity. Stock Options. Subject to approval by the Board, Executive will be granted certain options to purchase shares of the Company’s common stock (the “Options”), subject to the terms of the Company’s 2015 Equity Incentive Plan (the “Plan”) and the individual grant notices and award agreements, issued thereunder. The Options shall be incentive stock options (“ISOs”), under Section 422 of the Code to the maximum extent permissible and will be granted with an exercise price equal to the fair market value of a share of common stock as determined by the Board as of the date of grant. The Options shall consist of the following:

(a)An option to purchase 2,000,000 shares of the Company’s common stock (the “New Hire Option”) which will vest over four years. One fourth (1/4th) of the shares vest one year after the Executive’s date of hire (the “Vesting Commencement Date”); the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Executive’s date of hire, subject to Executive’s continuous service as of such date;

(b)As soon as practicable following the consummation of the business combination (the “Business Combination”) by and between the Company and SilverBox Corp V, a Cayman Islands exempted company, an additional option to purchase up to a number of shares of common stock of the surviving company in such Business Combination (the “Additional Option”), with such number of shares equal to the number of shares that would have resulted from an option to purchase 1,000,000 shares of common stock of the Company granted as of the date hereof. Executive’s right to receive the Additional Option is subject to the consummation of the Business Combination and such performance metrics as may be determined by the Chief Executive Officer of the Company. The Additional Option will vest over four years with one fourth (1/4th) of the shares subject to the Additional Option vesting one year after the applicable vesting commencement date; and the balance of the shares vesting in a series of thirtysix (36) successive equal monthly installments measured from the first anniversary of the vesting commencement date, subject to Executive’s continuous service as of each such vesting date; and

(c)During his employment, Executive will be eligible to receive certain equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee thereof shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

2.4Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. For purposes of this Agreement, the “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

3.Confidential Information and Invention Assignment Obligations. As a condition of employment, Executive agrees to execute and abide by a Employee Confidential Information and Invention Assignment Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4.Outside Activities during Employment. Executive will work on a full-time basis for the Company and will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Except with the prior written consent of the Board, including consent given to Executive prior to the signing of this Agreement, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved by the Board, and such approval shall not be unreasonably withheld. This restriction shall not, however, preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5.No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter Executive’s at-will status.

6.1Termination by Company Without Cause or by Executive for Good Reason.

(a)The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time, in accordance with Section 6.6, absent “Cause” (as defined in Section 6.3(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.5 below is not a termination absent “Cause” for purposes of receiving the benefits described in Sections 6.1 or Section 6.2.

(b)If the Company terminates Executive’s employment at any time absent Cause or Executive terminates employment with the Company for Good Reason and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below). If Executive complies with the obligations in Section 6.1(c) below, Executive shall also be eligible to receive the following “Severance Benefits”:

(i)The Company will pay Executive an amount equal to Executive’s then current Base Salary for 12 months, less all applicable withholdings and deductions (“Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; and

(ii)If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) 12 months following the termination date (the “COBRA Severance Period”); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plan; and

(iii)The Company shall pay to Executive the amount of any annual discretionary bonus earned and declared by the Company to be payable but not yet paid, if any, from the previously completed calendar year. In addition, the Company shall pay Executive a lump sum cash amount equal to the targeted annual discretionary bonus level for the year in which the termination is effective, based on Executive’s employment for such year, less applicable federal, state and local payroll taxes and other withholdings required by law, payable pursuant to the Company regular payroll practices as soon as reasonably practicable after the effective date of Executive’s termination, but in no event earlier than the Release Effective Date.

(c)Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance pursuant to Section 6.1(b) of this Agreement if: (i) within the timeframe provided by the Company, which shall be no later than the 60th day following the date of Executive’s Separation from Service, he has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if he holds any other positions with the Company or any Affiliate, including a position on the Board, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(d)For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary and accrued but unused vacation (in the event the Company adopts an accrual vacation policy) through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program (for clarity, excluding under any Company equity plan or any equity award agreement pursuant to which an equity award is granted to Executive).

(f)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary, which the parties agree is a reduction of at least ten percent (10%) of Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities) provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a Change in Control (as defined below), nor a change in title or Executive’s reporting relationships (such that Executive’s is no longer reporting to the CEO of the acquiring entity following a Change in Control) will be deemed a “material reduction” in and of itself; (iii) a material breach by the Company or any successor entity of any employment-related contract between the Company and Executive; or (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

6.2Termination by the Company Without Cause or for Good Reason Coincident with a Change in Control. In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within three (3) months prior to or twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.1(b) and (c) above, including but not limited to the Release requirement and Executive’s continued compliance with his obligations to the Company under his Confidential Information Agreement, then Executive will be eligible for the following “Change in Control Severance Benefits”:

(a)Executive shall be eligible to receive the Severance under the terms and conditions described in Section 6.1;

(b)Effective as of the later of Executive’s Change in Control Termination Date or the effective date of the Change in Control, the vesting and exercisability of all outstanding equity awards that are held by Executive as of immediately prior to the Change in Control Termination Date shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full. Executive’s equity awards shall remain outstanding following Executive’s Change in Control Termination Date if and to the extent necessary to give effect to this Section 6.2(a)(iii), subject to earlier termination under the terms of the equity plan under which such awards were granted and the original maximum term of the award (without regard to Executive’s termination). Notwithstanding anything to the contrary, the consummation of the Business Combination shall not constitute a Change in Control.

6.3Termination by the Company for Cause.

(a)The Company shall have the right to terminate Executive’s employment with the Company at any time, in accordance with Section 6.6, for Cause by giving notice as described in Section 7.1 of this Agreement. In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

(b)“Cause” for termination shall mean that the Company has determined in its sole discretion that the Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) repeated refusal to follow or implement a clear and reasonable directive of Company; (vi) gross negligence or incompetence in the performance of Executive’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

6.4Resignation by Executive.

(a)Executive may resign from Executive’s employment with the Company at any time, in accordance with Section 6.6, by giving notice as described in Section 7.1.

(b)In the event Executive resigns from Executive’s employment with the Company for any reason other than Good Reason in accordance with Sections 6.1 or 6.2, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.5Termination by Virtue of Death or Incapacity of Executive.

(a)In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate, in accordance with Section 6.6, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

(b)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, and in accordance with Section 6.6, to terminate Executive’s employment based on Executive’s Incapacity. Executive’s “Incapacity” shall mean any mental or physical illness or disability that renders Executive incapable of performing Executive’s duties, even with a reasonable accommodation, for more than twelve (12) consecutive weeks in any twelve (12) month period, unless a longer period is required by law. The date of Incapacity will be the date on which the Board declares the Incapacity on the grounds described above. In the event Executive’s employment is terminated by the Company based on Executive’s Incapacity or Executive voluntarily resigns due to such Incapacity, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.6Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.6, Executive will not receive any of the Severance, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.7Notice; Effective Date of Termination.

(a)Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)immediately after the Company gives notice to Executive of Executive’s termination, with or absent Cause, unless pursuant to Section 6.3(b)(i), if curable, or Section 6.3(b)(vi), in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)immediately upon the Executive’s death;

(iii)ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Incapacity, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;

(iv)ten (10) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v)for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(f).

(b)In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.8Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive agrees to provide reasonable cooperation to the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs and for more than de minimis service, the parties will agree on a mutually agreeable per diem rate. In addition, in the event Executive is receiving Severance Benefits or Change in Control Severance Benefits, for twelve (12) months after Executive’s employment with the Company ends for any reason, Executive agrees to reasonably cooperate with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and the Company will make reasonable efforts to accommodate Executive’s scheduling needs.

6.9Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefits will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6. No interest shall be due on any amounts deferred pursuant to this Section 6.8. To the extent that any Severance Benefits or Change in Control Severance Benefits, as applicable, are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of any such Severance Benefit will not be made or begin until the later calendar year.

6.10Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Agreement or otherwise from the Company or any person or entity are considered “parachute payments” under Section 280G of the Code after the application of all exemptions available under Code Section 280G(b)(5)(A), then such parachute payments will be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive will exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement will mean the sum of (i) the total amounts payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal, state and local taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 6.9 will be made at the Company’s expense by a nationally recognized certified public accounting firm or other professional services firm, in either case, as may be designated by the Company prior to a change in control (the “Firm”). In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Firm, the amount of such underpayment or overpayment will forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 6.9 will occur in the following order: (1) any cash severance, (2) cancellation of equity awards being taken into account at full value that were granted “contingent on a change in ownership or control” within the meaning of 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (3) any other cash amount payable to Executive, (4) any benefit valued as a “parachute payment,” (5) the acceleration of vesting of any equity awards that are options, and (6) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

7.General Provisions.

7.1Notices. Any notices hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after timely deposit for next-business-day delivery with a nationally recognized overnight courier, specifying next-business-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location, to the attention of the Chairperson of the Board of Directors, and to Executive at either Executive’s address as listed on the Company payroll records, or

Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination for such period as may be appropriate under the circumstances.

7.4Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate CIIAA and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that facsimile and scanned image copies of signatures, including DocuSign, will suffice as original signatures.

7.7Withholding Taxes. The Company will be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

7.8Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.9Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.10Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Oregon.

7.11Dispute Resolution. To aid in the rapid and economical resolution of any disputes that may arise in the course of Executive’s employment relationship, and in exchange for the mutual promises contained in this offer letter, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement (including but not limited to the CIIAA incorporated by reference herein), Executive’s employment relationship with the Company, or the termination of that employment relationship (including statutory claims and any claims brought by or against Company employees), shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in a other mutually acceptable location conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/ and which will be provided to you on request). Executive acknowledges that by agreeing to this arbitration procedure, Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive acknowledges and agrees that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual PAGA claim. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Each party is responsible for its own attorneys’ fees, subject to applicable law. Nothing herein is intended to prevent Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Executive hereby consents to the personal jurisdiction and venue of the state and federal courts in and for the county in which the Company’s headquarters are located for any court action brought pursuant to this Section.

[signatures to follow on next page]

In Witness Whereof, the parties have duly executed this Agreement as of January 16, 2026.

ZINCFIVE, INC.

By:	/s/ Tod Higinbotham
	Name:	Tod Higinbotham
	Title:	Chief Executive Officer

Executive

/s/ Marty Heimbigner
Marty Heimbigner